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                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         NORTH AMERICAN SCIENTIFIC, INC.

                                 * * * * * * * *

     NORTH AMERICAN SCIENTIFIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, at an April 9, 1998 telephonic meeting of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that subject to the approval of the stockholders of the Corporation, Paragraph A of Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to be and read as follows:

          "Fourth: A. The total number of shares of stock which the Corporation is authorized to issue is Forty-Two million (42,000,000) shares, (40,000,000) of which shall be classified as Common Stock, par value $0.01 per share (the "Common Stock"), and Two Million (2,000,000) of which shall be classified as Preferred Stock, par value $0.01 per share (the "Preferred Stock)."

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the proposal to amend the Certificate of Incorporation to increase the authorized shares of Common Stock from ten million (10,000,000) to forty million (40,000,000) in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the proposal and enactment of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

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     THIRD: That said proposal and amendment was duly adopted in accordance with the applicable provision of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said NORTH AMERICAN SCIENTIFIC, INC. has caused this certificate to be signed by L. Michael Cutrer, its President and attested by Alisa Christensen, its Assistant Secretary, this 18th day of June, 1998.



                                               By: /s/ L.  Michael Cutrer
                                                   ----------------------------
                                                   L. Michael Cutrer, President


ATTEST:

/s/ Alisa Christensen
--------------------------------------
Alisa Christensen, Assistant Secretary